EXHIBIT 99.1

Interactive Games, Inc.
319 Clematis Street, Suite 703
West Palm Beach, Florida 33401

For Immediate Release
July 26, 2007

For Further Information Contact:
Barry Hollander
(561) 514-9042

INTERACTIVE GAMES COMPLETES ACQUISITION OF NUVO SOLAR ENERGY AND CHANGES NAME TO
CHINA NUVO SOLAR ENERGY, INC.

West Palm Beach, Florida – Interactive Games, Inc. (the “Company” or “Interactive”) (OTCBB: IGAM) announced today that it has completed the acquisition of all of the issued and outstanding common stock of Nuvo Solar Energy, Inc. (“Nuvo”) in a tax-free share exchange.  Concurrent with the closing, the name of the Company has been changed to China Nuvo Solar Energy, Inc.  Final effectiveness of the transaction is subject to the filing of exchange documents with the Secretary of State of Nevada, which is anticipated to occur within the next 24 hours. The Company is applying with the OTC Bulletin Board to effectuate the name change and to change its stock symbol and will notify investors when that change takes effect.  The Company is also continuing to work on the steps necessary to complete the spin-off, to shareholders of record on July 11, 2007, of its non-energy business as announced on June 29, 2007.

“We are very pleased to have this transaction completed and excited to move forward in the alternative energy sector for our stockholders,” commented Interactive Chief Financial Officer, Barry Hollander.  “We believe the innovative Nuvo solar technology offers great potential for a more expeditious and cost effective alternative to current development and manufacturing methods.”

China Nuvo Solar Energy, Inc. (formerly known as Interactive Games Inc.) is a development stage company that has acquired a license for exclusive worldwide rights to a unique solar cell technology.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

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